Exhibit 4.165

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 122566 dated June 26, 2012

For the provision of

mobile radio telephone services

This license is granted to

Open Joint Stock Company

Mobile TeleSystems

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027700149124

Taxpayer Identification No. (INN)

7740000076

Location:

109147, 4 Marksistskaya St., Moscow

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

dated June 26, 2017

This license is granted on the basis of the decision of the licensing authority - Order No. 571-rchs of August “28”, 2014

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	A.A. Pankov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 059122

Annex to License No. 122566 **

License requirements

1. Mobile TeleSystems Open Joint-Stock Company (the Licensee) shall comply with the terms of this license.

Short name:

MTS OJSC

OGRN 1027700149124	INN 7740000076

Location:

109147, 4 Marksistskaya St., Moscow

2. The Licensee shall start provision of services under the license no later than 26.06.2012.

3. The Licensee shall provide mobile radio telephone communication services (GSM-900/1800 networks), including with the use of radio-electronic hardware complying with LTE standard, based on Decision No. 13-22-02 of 11.12.2013 of the State Commission for Radio Frequencies, in accordance with the terms of the license only in the territory of the Tatarstan Republic.

4. The Licensee under this license shall provide the following to subscribers*:

a)   access to the Licensee’s communication network;

b)   Connections over mobile radio telephone network of the Licensee for receiving (transmission) of voice and non-voice information ensuring continuous communication during the service, regardless of the location of the subscriber, including when it is moving;

c)   connections with subscribers and (or) users of fixed telephony public communications network;

d)   possibility to use GSM-900/1800 mobile radio telephone network services while outside the territory specified in the license;

e)   access to telematic communications services and data transmission services, except for data transmission services for the purpose of voice transmission;

f)   access to information and inquiry system;

g)   free calls to emergency services around the clock.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting mobile radio telephone network of the Licensee to the public telecommunications network, connecting other communication networks to mobile radio telephone network of the Licensee , accounting and transit of traffic in mobile radio telephone network of the Licensee, accounting and transit of traffic from (to) communication networks of other operators.

7. The Licensee is required in the delivery of services in accordance with this license to fulfill the conditions set out for allocation of radio frequency bands and assignment of radio frequency band or radio frequency channel.

8. The Licensee shall have management system in its communication network complying with the regulatory requirements to communication network management systems established by the federal executive authority in the field of communication.

9. The Licensee shall implement requirements for networks and communications facilities established by the federal executive authority in the field of communications in consultation with the authorized state bodies engaged in investigative activities for the purpose of carrying out investigation operations, and to take measures to prevent disclosure of organizational and tactical methods of the above operations.

10. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to mobile radio telephone services and aimed at improvement of their customer value, unless it requires a separate license.

** This license is issued by way of reissuing the license No. 97617 dated 26.06.2012.

Laced, numbered and sealed

Three (3) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya

02 SEP 2014

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296